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                                                                    EXHIBIT 5.1



December 31, 1996


United Community Bancshares, Inc.
2600 Eagan Woods Drive, Suite 155
Eagan, MN 55121

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 filed by United Community Bancshares, Inc. (the "Company"), with the Securities and Exchange Commission (Registration No. 333-15067) relating to an offering of 72,000 shares of Common Stock, $.01 par value ("Common Stock"), to be offered by the Company, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The shares of Common Stock being offered by the Company, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

Very truly yours,


FREDRIKSON & BYRON, P.A.


By  /s/ Lynn M. Gardin
   ---------------------
    Its Vice President

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